Exhibit 99.2

VOTING AGREEMENT

AGREEMENT, dated as of July 9, 2015, among Valeant Pharmaceuticals International, a Delaware corporation (“Parent”) and the stockholders of Unilens Vision, Inc., a Delaware corporation (the “Company”) listed on Schedule A (each, a “Stockholder” and, collectively, the “Stockholders”).

W I T N E S S E T H :

WHEREAS, concurrently herewith, Parent, One Eye Merger Sub, Inc., a Delaware corporation and wholly-owned subsidiary of Parent (“Merger Sub”) and the Company are entering into an Agreement and Plan of Merger (the “Merger Agreement”; capitalized terms used but not defined in this Agreement shall have the meanings ascribed to them in the Merger Agreement), pursuant to which (and subject to the terms and conditions set forth therein) Merger Sub will be merged with and into the Company, with the Company continuing as the surviving corporation in the merger (the “Merger”);

WHEREAS, each Stockholder is the record and beneficial owner (within the meaning of Rule 13d-3 under the Securities Exchange Act of 1934, as amended, which meaning will apply for all purposes of this Agreement whenever the term “beneficial owner” or “beneficially own” is used) of shares of common stock, par value $0.001 per share, of the Company (“Shares”) as set forth on Schedule A hereto (with respect to each Stockholder, the “Owned Shares”; the Owned Shares and any additional Shares or other voting securities of the Company of which such Stockholder acquires record or beneficial ownership after the date hereof, including, without limitation, by purchase, as a result of a stock dividend, stock split, recapitalization, combination, reclassification, exchange or change of such shares, or upon exercise or conversion of any securities, such Stockholder’s “Covered Shares”);

WHEREAS, as a condition and inducement to Parent and Merger Sub’s willingness to enter into the Merger Agreement and to proceed with the transactions contemplated thereby, including the Merger, Parent and the Stockholders are entering into this Agreement; and

WHEREAS, the Stockholders acknowledge that Parent and Merger Sub are entering into the Merger Agreement in reliance on the representations, warranties, covenants and other agreements of the Stockholders set forth in this Agreement and would not enter into the Merger Agreement if any Stockholder did not enter into this Agreement;

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound, Parent and the Stockholders agree as follows:

1.             Agreement to Vote.  Prior to the Termination Date (as defined below), each Stockholder irrevocably and unconditionally agrees that it shall at any meeting of the stockholders of the Company (whether annual or special and whether or not an adjourned or postponed meeting), however called, or in connection with any written consent of stockholders of the Company, (a) when a meeting is held, appear at such meeting or otherwise cause the Covered Shares to be counted as present at such meeting for the purpose of establishing a quorum, and respond to each request by the Company for written consent, if any, and (b) vote or consent, or cause to be voted at such meeting (or validly execute and return and cause such consent to be granted with respect to), all Covered Shares (i) in favor of the Merger, the adoption of the Merger Agreement and any other matters necessary for consummation of the Merger and the other transactions contemplated in the Merger Agreement and (ii) against (A) any Acquisition Proposal, (B) any proposal for any recapitalization, reorganization, liquidation, dissolution, amalgamation, merger, sale of assets or other business combination between the Company and any other Person other than the Merger and (C) any other action that could reasonably be expected to impede, interfere with, delay, postpone or adversely affect the Merger or any of the transactions contemplated by the Merger Agreement or this Agreement (collectively, the “Covered Proposals”).  Notwithstanding the foregoing, nothing in this Agreement shall require any Stockholder to vote or otherwise consent to any amendment to the Merger Agreement or the taking of any action that could result in the amendment, modification or a waiver of a provision therein, in any such case, in a manner that decreases the amount or changes the form of the Merger Consideration.

2.             Grant of Irrevocable Proxy; Appointment of Proxy.

(a)                                 EACH STOCKHOLDER GRANTS TO, AND APPOINTS, PARENT, THE EXECUTIVE OFFICERS OF PARENT AND ANY OTHER DESIGNEE OF PARENT, EACH OF THEM INDIVIDUALLY, SUCH STOCKHOLDER’S IRREVOCABLE (UNTIL THE TERMINATION DATE) PROXY AND ATTORNEY-IN-FACT (WITH FULL POWER OF SUBSTITUTION) TO VOTE THE COVERED SHARES AS INDICATED IN SECTION 1 WITH RESPECT TO COVERED PROPOSALS.  EACH STOCKHOLDER INTENDS THIS PROXY TO BE IRREVOCABLE (UNTIL THE TERMINATION DATE) AND COUPLED WITH AN INTEREST AND WILL TAKE SUCH FURTHER ACTION OR EXECUTE SUCH OTHER INSTRUMENTS AS MAY BE NECESSARY TO EFFECTUATE THE INTENT OF THIS PROXY AND REVOKES ANY PROXY PREVIOUSLY GRANTED BY SUCH STOCKHOLDER WITH RESPECT TO THE COVERED SHARES (THE STOCKHOLDER REPRESENTING TO THE COMPANY THAT ANY SUCH PROXY IS NOT IRREVOCABLE).

(b)                                 The proxy granted in this Section 2 shall automatically expire upon the termination of this Agreement.

3.             No Inconsistent Agreements.  Each Stockholder represents, covenants and agrees that, except as contemplated by this Agreement, such Stockholder (a) has not entered into, and shall not enter into at any time prior to the Termination Date, any voting agreement or voting trust with respect to any Covered Shares and (b) has not granted, and shall not grant at any time prior to the Termination Date, a proxy or power of attorney with respect to any Covered Shares, in either case, which is inconsistent with such Stockholder’s obligations pursuant to this Agreement.

4.             Termination.  This Agreement shall terminate upon the earliest of (a) the Effective Time, (b) the termination of the Merger Agreement in accordance with its terms and (c) written notice of termination of this Agreement by Parent to the Stockholders (such earliest date being referred to herein as the “Termination Date”); provided, that the provisions set forth in Sections 8 and 11 to 25 shall survive the termination of this Agreement; and provided,  further, that any liability incurred by any party to this Agreement as a result of a breach of a term or condition of this Agreement prior to such termination shall survive the termination of this Agreement.

5.             Representations and Warranties of Stockholders.  Each Stockholder, as to itself (severally and not jointly), represents and warrants to Parent as follows:

(a)                                 Such Stockholder is the record and beneficial owner of, and has good and valid title to, the Covered Shares, free and clear of Liens other than as created by this Agreement.  Such Stockholder has sole voting power, sole power of disposition, sole power to demand appraisal rights and sole power to agree to all of the matters set forth in this Agreement, in each case with respect to all of such Covered Shares, with no limitations, qualifications or restrictions on such rights, subject to applicable federal securities laws and the terms of this Agreement.  As of the date hereof, other than the Owned Shares (and the equity awards relating thereto), such Stockholder does not own beneficially or of record any (i) shares of capital stock or voting securities of the Company, (ii) securities of the Company convertible into or exchangeable for shares of capital stock or voting securities of the Company or (iii) options or other rights to acquire from the Company any capital stock, voting securities or securities convertible into or exchangeable for capital stock or voting securities of the Company.

(b)                                 Each such Stockholder which is an entity is duly organized, validly existing and in good standing under the laws of the jurisdiction of its formation and has all requisite power and authority to execute and deliver this Agreement and to perform its obligations hereunder.  Each such Stockholder who is a natural person has full legal power and capacity to execute and deliver this Agreement and to perform such Stockholder’s obligations hereunder.  The execution, delivery and performance of this Agreement by each such Stockholder which is an entity, the performance by such Stockholder of its obligations hereunder and the consummation by such Stockholder of the transactions contemplated hereby have been duly and validly authorized by such Stockholder and no other actions or proceedings on the part of such Stockholder are necessary to authorize the execution and delivery by such Stockholder of this Agreement, the performance by such Stockholder of its obligations hereunder or the consummation by such Stockholder of the transactions contemplated by this Agreement.  This Agreement has been duly and validly executed and delivered by such Stockholder and, assuming due authorization, execution and delivery by Parent, constitutes a legal, valid and binding obligation of such Stockholder, enforceable against such Stockholder in accordance with its terms, except as enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally and by general principles of equity (regardless of whether considered in a proceeding in equity or at law).  If such Stockholder is married, and any of the Covered Shares of such Stockholder constitute community property or otherwise need spousal or other approval for this Agreement to be legal, valid and binding, this Agreement has been duly and validly executed and delivered by such Stockholder’s spouse and, assuming due authorization, execution and delivery by Parent, constitutes a legal, valid and binding obligation of such Stockholder’s spouse, enforceable against such Stockholder’s spouse in accordance with its terms, except as enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally and by general principles of equity (regardless of whether considered in a proceeding in equity or at law).

(c)                                  Except for the applicable requirements of the Exchange Act, (i) no filing with, and no permit, authorization, consent or approval of, any Governmental Entity is necessary on the part of such Stockholder for the execution, delivery and performance of this Agreement by such Stockholder or the consummation by such Stockholder of the transactions contemplated hereby and (ii) neither the execution, delivery or performance of this Agreement by such Stockholder nor the consummation by such Stockholder of the transactions contemplated hereby nor compliance by such Stockholder with any of the provisions hereof shall (A) conflict with or violate, any provision of the organizational documents of any such Stockholder which is an entity, (B) result in any breach or violation of, or constitute a default (or an event which, with notice or lapse of time or both, would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien on such property or asset of such Stockholder pursuant to, any Contract to which such Stockholder is a party or by which such Stockholder or any property or asset of such Stockholder is bound or affected or (C) violate any order, writ, injunction, decree, statute, rule or regulation applicable to such Stockholder or any of such Stockholder’s properties or assets, in each case other than as would not restrict, prohibit or impair the exercise by Parent of its rights under this Agreement or the performance by any party of its obligations under this Agreement.

(d)                                 There is no action, suit, investigation, complaint or other proceeding pending against any such Stockholder or, to the knowledge of such Stockholder, any other Person or, to the knowledge of such Stockholder, threatened against any Stockholder or any other Person that restricts or prohibits (or, if successful, would restrict or prohibit) the exercise by Parent of its rights under this Agreement or the performance by any party of its obligations under this Agreement.

(e)                                  Except as provided in the Merger Agreement, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by the Merger Agreement or this Agreement based upon arrangements made by or on behalf of the Stockholder (in such Stockholder’s capacity as a stockholder of the Company and in no other capacity).

(f)                                   Such Stockholder understands and acknowledges that Parent and Merger Sub are entering into the Merger Agreement in reliance on such Stockholder’s execution and delivery of this Agreement and the representations and warranties of such Stockholder set forth herein.

6.              Certain Covenants of Stockholder.  Each Stockholder, for itself (severally and not jointly), covenants and agrees as follows:

(a)                                 Prior to the Termination Date, such Stockholder (solely in his, her or its capacity as a stockholder and in no other capacity) shall not, and shall not authorize or permit any of its Subsidiaries or representatives, directly or indirectly, to:

(i)                                     solicit, initiate, endorse, knowingly encourage or knowingly facilitate the making by any Person (other than the other parties to the Merger Agreement) of any Acquisition Proposal or any inquiries, proposals or offers that would reasonably be expected to lead to any Acquisition Proposal;

(ii)                                  enter into, continue or otherwise engage or participate in any discussions or negotiations regarding, or furnish to any Person any information or data with respect to, any Acquisition Proposal or any inquiries, proposals or offers that would reasonably be expected to lead to any Acquisition Proposal;

(iii)                               execute or enter into any Contract constituting or relating to any Acquisition Proposal, or approve or recommend or propose to approve or recommend any Acquisition Proposal or any Contract constituting or relating to any Acquisition Proposal (or authorize or resolve to agree to do any of the foregoing actions); or

(iv)                              make, or in any manner participate in a “solicitation” (as such term is used in the rules of the SEC) of proxies or powers of attorney or similar rights to vote, or seek to advise or influence any Person with respect to the voting of the Shares intending to facilitate any Acquisition Proposal or cause stockholders of the Company not to vote to approve the Merger or any other transaction contemplated by the Merger Agreement.

(b)                                 Such Stockholder will immediately cease and cause to be terminated all existing discussions or negotiations with any Person conducted heretofore with respect to any of the matters described in Section 6(a) above, to the extent such discussions or negotiations occurred in the capacity of the Stockholder as a stockholder and in no other capacity.

(c)                                  Prior to the Termination Date, and except as contemplated hereby, such Stockholder shall not (i) tender into any tender or exchange offer, (ii) sell (constructively or otherwise), transfer, pledge, hypothecate, grant, encumber, assign or otherwise dispose of (collectively “Transfer”), or enter into any contract, option, agreement or other arrangement or understanding with respect to the Transfer of any of the Covered Shares or beneficial ownership or voting power thereof or therein (including by operation of law), (iii) deposit any Covered Shares into a voting trust or grant any proxies or powers of attorney or enter into a voting agreement with respect to any Covered Shares or (iv) knowingly take any action that would make any representation or warranty of such Stockholder contained herein untrue or incorrect or have the effect of preventing or disabling such Stockholder from performing its obligations under this Agreement, in each case other than Permitted Transfers (as defined below).  Any Transfer in violation of this provision shall be void.  Such Stockholder further agrees to authorize and request the Company to notify the Company’s transfer agent that there is a stop transfer order with respect to all of the Covered Shares and that this Agreement places limits on the voting of the Covered Shares, other than Permitted Transfers.  If so requested by Parent, such Stockholder agrees that the certificates representing Covered Shares shall bear a legend stating that they are subject to this Agreement and to the irrevocable proxy granted in Section 2(a).

(d)                                 Prior to the Termination Date, in the event that a Stockholder acquires record or beneficial ownership of, or the power to vote or direct the voting of, any additional Shares or other voting interests with respect to the Company, such Shares or voting interests shall, without further action of the parties, be deemed Covered Shares and subject to the provisions of this Agreement, and the number of Shares held by such Stockholder set forth on Schedule A will be deemed amended accordingly and such Shares or voting interests shall automatically become subject to the terms of this Agreement.  Each Stockholder shall promptly notify Parent and the Company of any such event.

(e)                                  “Permitted Transfers” shall mean any Transfer of securities (including any contract, option, agreement or other arrangement or understanding with respect thereto) (i) for the net settlement of the Transferring Stockholder’s Company Options (to pay the exercise price thereof and any tax withholding obligations), (ii) for the exercise of such Stockholder’s Company Options, to the extent such options would expire prior to the Effective Time, (iii) for the exercise of such Stockholder’s Company Options  and the sale of a sufficient number of such Shares acquired upon exercise or settlement of such securities as would generate sales proceeds sufficient to pay the aggregate applicable exercise price of shares then exercised under such options and the taxes payable by Stockholder as a result of such exercise or settlement, (iv) made as a bona fide gift to a charitable entity, (v) to any family member or trust for the benefit of any family member, (vi) to any stockholder, member or partner of any Stockholder which is an entity, (vii) to any affiliate (as defined in the Merger Agreement, which meaning will apply for all purposes of this Agreement whenever the term “affiliate” is used) of such Stockholder, or (viii) to any person or entity if and to the extent required by any non-consensual legal order, by divorce decree or by will, intestacy or other similar Law, so long as, in the case of the foregoing clauses (iv), (v), (vi) and (viii), the assignee or transferee agrees to be bound by the terms of this Agreement and executes and delivers to the parties a written consent and joinder memorializing such agreement.

7.             Stockholder Capacity.  This Agreement is being entered into by each Stockholder solely in its capacity as a stockholder of the Company, and nothing in this Agreement shall restrict or limit the ability of any Stockholder who is a director or officer of the Company to take any action in his or her capacity as a director or officer of the Company.  Any references to Subsidiaries, affiliates or representatives of a Stockholder in this Agreement shall not be deemed to include the Company, its Subsidiaries or affiliates, or their respective representatives.

8.             Waiver of Appraisal Rights.  Each Stockholder  waives any rights of appraisal or rights to dissent from the Merger that such Stockholder may have under applicable Law.

9.                                      Disclosure.  Each Stockholder authorizes Parent and the Company to publish and disclose in any announcement or disclosure required by the SEC and in the Proxy Statement such Stockholder’s identity and ownership of the Covered Shares and the nature of such Stockholder’s obligations under this Agreement.

10.           Further Assurances.  From time to time, at the request of Parent and without further consideration, each Stockholder shall take such further action as may reasonably be deemed by Parent to be necessary or desirable to consummate and make effective the transactions contemplated by this Agreement.

11.           Amendment and Modification.  This Agreement may not be amended, modified or supplemented in any manner, whether by course of conduct or otherwise, except by an instrument in writing specifically designated as an amendment hereto, signed on behalf of each party and otherwise as expressly set forth herein.

12.           Waiver.  No failure or delay of any party in exercising any right or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such right or power, or any course of conduct, preclude any other or further exercise thereof or the exercise of any other right or power.  The rights and remedies of the parties hereunder are cumulative and are not exclusive of any rights or remedies which they would otherwise have hereunder.  Any agreement on the part of a party to any such waiver shall be valid only if set forth in a written instrument executed and delivered by such party.

13.           Notices.  All notices and other communications hereunder shall be in writing and shall be deemed duly given (a) on the date of delivery if delivered personally, or if by facsimile or e-mail, upon written confirmation of receipt by facsimile, e-mail or otherwise, (b) on the first Business Day following the date of dispatch if delivered utilizing a next-day service by a recognized next-day courier or (c) on the earlier of confirmed receipt or the fifth Business Day following the date of mailing if delivered by registered or certified mail, return receipt requested, postage prepaid.  All notices hereunder shall be delivered to the addresses set forth below, or pursuant to such other instructions as may be designated in writing by the party to receive such notice:

(i)                                     If to a Stockholder, to the address set forth opposite such Stockholder’s name on Schedule A hereto.

(ii)                                  If to Parent:

Valeant Pharmaceuticals International, Inc.
400 Somerset Corporate Boulevard

Bridgewater, New Jersey 08807
Attention:  General Counsel
Facsimile: (949) 271-3796
E-mail: robert.chaionn@valeant.com

with a copy (which shall not constitute notice) to:

Sullivan & Cromwell LLP

1888 Century Park East Suite 2100

Los Angeles, California 90067

Attention:  Alison S. Ressler, Esq.

Facsimile:  (310) 712-8800

E-mail:  resslera@sullcrom.com

(ii)           If to the Company:

Unilens Vision, Inc.

10431 72nd Street North

Largo, Florida 33777-1511

Attention:  Mr. Michael Pecora

Facsimile:  (727) 545-1883

E-mail:  michael.pecora@unilens.com

with a copy (which shall not constitute notice) to:

Baker & Hostetler LLP
45 Rockefeller Plaza
New York, New York 10111

Attention:    Laurence S. Markowitz, Esq.
                      Steven H. Goldberg, Esq.

Facsimile: (212) 589-4201

E-mail:   lmarkowitz@bakerlaw.com
                sgoldberg@bakerlaw.com

14.           Entire Agreement.  This Agreement, the Merger Agreement (including the Exhibits and Schedules thereto) and the Confidentiality Agreement constitute the entire agreement, and supersede all prior written agreements, arrangements, communications and understandings and all prior and contemporaneous oral agreements, arrangements, communications and understandings between the parties with respect to the subject matter hereof and thereof.

15.           No Third-Party Beneficiaries.  Nothing in this Agreement, express or implied, is intended to or shall confer upon any Person other than the parties and their respective successors and permitted assigns any legal or equitable right, benefit or remedy of any nature under or by reason of this Agreement.

16.           Governing Law.  This Agreement and all disputes or controversies arising out of or relating to this Agreement or the transactions contemplated hereby shall be governed by, and construed in accordance with, the internal laws of the State of Delaware, without regard to the laws of any other jurisdiction that might be applied because of the conflicts of laws principles of the State of Delaware.

17.           Submission to Jurisdiction.  Each of the parties irrevocably agrees that any legal action or proceeding arising out of or relating to this Agreement brought by any other party or its successors or assigns shall be brought and determined in the Delaware Court of Chancery and any state appellate court therefrom within the State of Delaware (unless the Delaware Court of Chancery shall decline to accept jurisdiction over a particular matter, in which case, in any Delaware state or federal court within the State of Delaware), and each of the parties irrevocably submits to the exclusive jurisdiction of the aforesaid courts for itself and with respect to its property, generally and unconditionally, with regard to any such action or proceeding arising out of or relating to this Agreement and the transactions contemplated hereby.  Each of the parties agrees not to commence any action, suit or proceeding relating thereto except in the courts described above in Delaware, other than actions in any court of competent jurisdiction to enforce any judgment, decree or award rendered by any such court in Delaware as described herein.  Each of the parties further agrees that notice as provided herein shall constitute sufficient service of process and the parties further waive any argument that such service is insufficient.  Each of the parties irrevocably and unconditionally waives, and agrees not to assert, by way of motion or as a defense, counterclaim or otherwise, in any action or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby, any claim (a) that it is not personally subject to the jurisdiction of the courts in Delaware as described herein for any reason, (b) that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (c) that (i) the suit, action or proceeding in any such court is brought in an inconvenient forum, (ii) the venue of such suit, action or proceeding is improper or (iii) this Agreement, or the subject matter hereof, may not be enforced in or by such courts.

18.           Assignment; Successors.  Neither this Agreement nor any of the rights, interests or obligations under this Agreement may be assigned or delegated, in whole or in part, by operation of law or otherwise, by either party without the prior written consent of the other party, and any such assignment without such prior written consent shall be null and void; provided, however, that Parent may assign all or any of its rights and obligations hereunder to any direct or indirect Subsidiary of Parent; provided further, that no assignment shall limit the assignor’s obligations hereunder.  Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns.

19.           Enforcement.  The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached.  Accordingly, each of the parties shall be entitled to specific performance of the terms hereof, including an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in the Delaware Court of Chancery and any state appellate court therefrom within the State of Delaware (unless the Delaware Court of Chancery shall decline to accept jurisdiction over a particular matter, in which case, in any Delaware state or federal court within the State of Delaware), this being in addition to any other remedy to which such party is entitled at law or in equity.  Each of the parties further waives (a) any defense in any action for specific performance that a remedy at law would be adequate and (b) any requirement under any law to post security as a prerequisite to obtaining equitable relief.

20.           Severability.  Whenever possible, each provision or portion of any provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable Law, but if any provision or portion of any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable Law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or portion of any provision in such jurisdiction, and this Agreement shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision or portion of any provision had never been contained herein.

21.           Waiver of Jury Trial.  EACH OF THE PARTIES TO THIS AGREEMENT IRREVOCABLY WAIVES ALL RIGHT TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

22.           Counterparts; Construction.  This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same instrument and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party; provided, however, that if any of the Stockholders fail for any reason to execute this Agreement, then this Agreement shall become effective as to the other Stockholders who execute this Agreement.  References in this Agreement to Sections and schedules are to the sections and schedules of this Agreement.

23.           Facsimile or .pdf Signature.  This Agreement may be executed by facsimile or .pdf signature and a facsimile or .pdf signature shall constitute an original for all purposes.

24.           Confidentiality.  The Stockholders agree (a) to hold any non-public information regarding this Agreement, the Merger Agreement and the Merger in strict confidence and (b) except as required by law or legal process not to divulge any such non-public information to any third Person.

25.           No Presumption Against Drafting Party.  Each of the parties to this Agreement acknowledges that it has been represented by counsel in connection with this Agreement and the transactions contemplated by this Agreement.  Accordingly, any rule of law or any legal decision that would require interpretation of any claimed ambiguities in this Agreement against the drafting party has no application and is expressly waived.

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IN WITNESS WHEREOF, Parent and the Stockholders have caused to be executed or executed this Agreement as of the date first written above.

PARENT:

VALEANT PHARMACEUTICALS INTERNATIONAL.

By:
Name:	[ ]
Title:	[ ]
[ ]

STOCKHOLDER:

[ ]

[ ]

SPOUSAL CONSENT:

Spouse of [ ]:

I acknowledge and consent to the foregoing:

Name: [ ]

Schedule A

Stockholder Name and Address	Number of shares of Common Stock

Michael J. Pecora

1650 Canopy Oaks Blvd.

Palm Harbor FL 34683

Leonard F. Barker

8656 Longwood Dr.

Largo FL 33777

Kelly McKnight

715 Salt Lake Dr.

Tarpon Springs FL 34689

Nicholas Bennett

678 Thorneloe Road

Kelowna, BC

Canada V1W 4P6

56,950 3,000 7,500 7,500